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                                                                      Exhibit 11


                               Dean Foods Company
               Computation of Basic and Diluted Earnings Per Share
                   (In Millions, Except for Per Share Amounts)


                                                           Three Months Ended
                                                         ----------------------
                                                         August 27,   August 29,
                                                              2000         1999
                                                         ---------    ---------
Net Income                                                $ 26.4       $ 27.8
                                                          ======       ======


EARNINGS PER SHARE:
Basic                                                     $  .74       $  .71
                                                          ======       ======
Diluted                                                   $  .74       $  .70
                                                          ======       ======


Weighted average common shares outstanding                  35.5         39.3
Net additional shares issuable in connection with stock
     options                                                  .3           .6
                                                          ------       ------
Adjusted weighted average common shares                     35.8         39.9
                                                          ======       ======

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